EXHIBIT10.2

License Agreement

BY AND BETWEEN

ZOOM TELEPHONICS, INC.

AND

JIANGSU LEIMONE ELECTRONICS CO., LTD.

Dated:  October 18, 2010

LICENSE AGREEMENT

This LICENSE AGREEMENT (“Agreement”) is made as of this 18th day of October, 2010 (“Effective Date”) by and between Zoom Telephonics, Inc., a corporation incorporated in the State of Delaware, USA, and Jiangsu Leimone Electronics Co., Ltd., a company organized under the laws of the People’s Republic of China (PRC).  Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Zoom Telephonics, Inc. is the owner of certain rights, title and interest in and to the ZOOM Marks (as defined hereafter);

WHEREAS, on January 28, 2009, Zoom Telephonics, Inc. entered a license agreement with Tianjin Tong Guang Group Digital Communication Co., Ltd., a company organized under the laws of the PRC (“Tianjin Tong Guang”) to grant Tianjin Tong Guang a license to use the ZOOM Marks (the “Tianjin Tong Guang License”) worldwide;

WHEREAS, on October 18, 2010, Zoom Telephonics, Inc., Jiangsu Leimone Electronics Co., Ltd. and Tianjin Tong Guang entered into a Binding Letter Agreement (“Binding Letter Agreement”) which provided that the Tianjin Tong Guang License was terminated as of the Effective Date of the Binding Letter Agreement;

WHEREAS, in the Binding Letter Agreement, Zoom Telephonics, Inc. (“Licensor”) agreed to grant a license in its worldwide rights with the exception of the territory of the PRC to Jiangsu Leimone Electronics Co., Ltd. (“Licensee”) on the terms set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Binding Letter Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

In this Agreement unless the context otherwise requires:-

(1)  The following words and expressions have the following meanings respectively:-

Agreement has the meaning set forth in the first sentence of this Agreement;

Applicable Laws means all applicable laws of the USA, State of Delaware, including applicable related laws, rules, statutes and regulations and any rules, consents, approvals, authorizations, guidelines, orders, ordinances, bylaws, requirements and policies of any local authority;

Business Day means any day from Monday through Friday (both dates inclusive) which is not a public holiday in Dover, Delaware;

Person means any individual or legal entity;

PRC means the People’s Republic of China, not including Hong Kong SAR, Macao SAR and Taiwan;

USA means the United States of America; and

ZOOM Marks means the trademarks, service marks, trade names, logos and designs set forth in Exhibit B attached hereto and made a part hereof by reference, in the style and print set forth therein, and any worldwide registrations or applications for registrations thereof, partial details of which are set forth in Exhibit B and any other marks which Licensor may adopt for use in connection with the Licensed Goods and Services.

(2) References to Articles and Section are references to Articles and Sections of this Agreement, unless specified otherwise.

(3) Headings or captions to Articles and Sections are for convenience only and shall not affect the interpretation hereof.

(4) References to the singular number include references to the plural and vice versa; references to the masculine or neuter gender include references to the feminine and neuter or, as the case may be, masculine and feminine genders.

(5) The use of the words “commercially reasonable” and “commercially reasonably” shall be construed according to Delaware law and shall include the concept of good faith and fair dealing.

(6) All Exhibits attached to this Agreement are incorporated in, and made a part of, this Agreement.

(7) All of the parties to this Agreement have participated fully in the negotiation and preparation hereof, and, accordingly, this Agreement shall not be more strictly construed against any one of the parties hereto.

(8) Time shall be of the essence for each and every provision of this Agreement.

(9) If the date for performance of an obligation falls on a day which is not a Business Day then the date for the performance of that obligation shall be the next Business Day.

ARTICLE 2
GRANT OF LICENSE
2.1  Grant

To the extent Licensor has rights for such goods and services or later acquires such rights pursuant to Section 5.4 hereof (“Licensor’s Registered Rights”), Licensor hereby grants to Licensee an exclusive license to use the ZOOM Marks as trademarks, service marks or trade names solely in connection with those goods and services specifically listed in Exhibit A for the territories set forth in Exhibit A (goods and services described in Exhibit A, the “Licensed Goods and Services”), subject to and in accordance with the terms and conditions of this Agreement, and Licensee accepts such license.  Licensee shall use the ZOOM Marks subject to the control of Licensor or its designee as provided in this Agreement.  Given the evolving nature of Licensor’s Registered Rights, Exhibit A may be amended from time to time by mutual written consent of the Parties.  Licensor also grants to Licensee the following additional rights:

(i)	the right to use ZOOM in the Domain Name www.zoom.com;

(ii)	the right to use ZOOM in Licensee’s Company Name; and

(iii)	the right to use ZOOM in a Trading Symbol.

2.2  Term

Subject to earlier termination as provided in Article 7 hereof, the term of this Agreement shall be perpetual.

2.3  Form of Mark

Before commercial production and distribution of any Licensed Goods, marketing material or any other item bearing any reference to the Zoom Marks, Licensee shall submit to Licensor all preliminary and proposed final artwork, prototypes, mock-ups and pre-production samples of each Licensed Good, including all styles, colors and variations, together with its labels, tags, cartons and containers and including packaging and wrapping materials and all advertising and promotional materials, for approval and free of charge to Licensor.  Failure by Licensor to approve or disapprove any item required to be submitted hereunder shall be deemed a disapproval by Licensor.  Approval of an item or Licensed Good which uses particular artwork does not imply approval of such artwork with a different item or Licensed Good or of such item or Licensed Good with different artwork. Licensee acknowledges that Licensor’s approval of an item or Licensed Good does not imply approval of, or license to use, any non-Licensor controlled elements contained in any item or Licensed Good. After a sample of an item has been approved, Licensee shall not make any changes without resubmitting the modified item for Licensor’s written approval. All decisions by Licensor relating to disapproval of any Licensed Good shall be made in its sole discretion, and shall be final and binding on Licensee and shall not be subject to review in any proceeding.

2.4  Reservation of Licensor’s Rights

Licensor reserves the right to use, and to grant to any other licensee the right to use, the ZOOM Marks in connection with items other than the Licensed Goods and Services within the Territory.

ARTICLE 3
USE OF ZOOM MARKS
3.1  Quality Standards

Licensee agrees that the nature and quality of all services rendered and goods sold by Licensee in connection with the Licensed Goods and Services shall at all times be maintained at a high level of quality equivalent to that of goods and services bearing the ZOOM Marks and being manufactured, offered and sold by Licensor as of the Effective Date.

3.2  Licensee’s Cooperation

Licensee agrees to cooperate with Licensor in facilitating control by Licensor or its designee of the nature and quality of the services rendered and goods sold or used by Licensee in connection with the ZOOM Marks and the Licensed Goods and Services, to permit reasonable inspection of Licensee’s operations, and to supply Licensor or its designee with specimens of all uses of the ZOOM Marks upon request. Licensee shall comply with all Applicable Laws and regulations and obtain all appropriate governmental approvals relating to the sale or manufacture of goods and the sale or rendering of services by Licensee under the ZOOM Marks. Licensor shall reasonably cooperate with Licensee where appropriate and as requested to facilitate Licensee’s compliance with all Applicable Laws relating to the sale or manufacture of goods and the sale or rendering of services by Licensee under the ZOOM Marks.

3.3  Rules and Regulations

Licensor may from time-to-time, in writing, promulgate uniform rules and regulations to Licensee relating to the manner of use of the ZOOM Marks.

ARTICLE 4
CONSIDERATION

In consideration of Licensor’s granting license and providing services in accordance with this Agreement, Licensee has consummated the transactions provided in the Binding Letter Agreement.

ARTICLE 5
TRADEMARKS AND RELATED RIGHTS

5.1  Ownership of Marks

Licensee acknowledges that the ZOOM Marks have acquired valuable goodwill in the minds of the trade and the public and those services and products bearing the ZOOM Marks have acquired a desirable reputation.  Within the Territory, Licensee acknowledges that it has no claim to any right, title and interest in and to the ZOOM Marks or any and all forms or embodiments thereof nor to the goodwill attached to the ZOOM Marks in connection with the business, operations and goods in relation to which the same have been and may be used by Licensee or by Licensor, except as expressly set forth in this Agreement.  Within the Territory, the use of the ZOOM Marks in connection with the Licensed Goods and Services shall be deemed to have been made by and for the benefit of the Licensor for purposes of trademark registration and otherwise.

5.2  Registration Rights

Within the Territory, Licensee acknowledges that only Licensor may file and prosecute a trademark, service mark, copyright or other application or applications to register the ZOOM Marks or any other proprietary rights related thereto in any jurisdiction.  Licensee shall (at Licensor’s expense) do such commercially reasonable things as Licensor or its designee may reasonably request in connection with the registration or protection of the ZOOM Marks or any other proprietary rights related thereto including, without limitation, entering into and filing with the relevant authority a registered user agreement.

5.3  Compliance with Laws

Licensee agrees and undertakes to use the ZOOM Marks strictly in compliance with and observance of any and all trademark and copyright laws and to use such markings in connection with the ZOOM Marks as may commercially reasonably be requested by Licensor.

5.4  Trademark Prosecution

The prosecution and maintenance of all trademark applications and registrations for the ZOOM Marks shall be controlled by, and within the sole discretion of Licensor at its sole expense, but upon the written request of Licensee, Licensor shall promptly provide Licensee with copies of all correspondence to or from any domestic or foreign trademark office regarding the prosecution and maintenance of all trademark applications and registrations regarding or related to the ZOOM Marks.  From time to time and at any time during the Term of this Agreement upon request by Licensee, Licensor shall file additional trademark applications for the ZOOM Marks to include additional goods and services included in the Licensed Goods and Services or to cover additional jurisdictions as required by the Licensee’s business needs (the “Requested Registrations”).  Licensee shall be solely responsible for all reasonable costs of filing, prosecuting and maintaining the Requested Registrations.

5.5  Assignment

To the extent any rights in and to the ZOOM Marks are deemed to accrue to Licensee, Licensee hereby assigns any and all such rights, at such time as they may be deemed to accrue, to Licensor.  Licensee shall execute any and all commercially reasonable documents and instruments requested by Licensor which Licensor may deem necessary, proper or appropriate to accomplish or confirm the foregoing.  Any such assignment, transfer or conveyance shall be without consideration other than the mutual agreements contained herein.  Upon the termination of this Agreement for any reason whatsoever, Licensee will execute and file any and all commercially reasonable documents and instruments requested by Licensor which Licensor may deem necessary, proper or appropriate to terminate any and all of Licensee’s rights under any trademark registrations, registered user agreements and other documents regarding the ZOOM Marks.

5.6  Use Inures to Licensor

All use of the Zoom Marks by Licensee inures to and shall be for the benefit of  Licensor.

5.7  No Challenge

Licensee shall never (i) challenge the validity or ownership of any of the ZOOM Marks by Licensor or any application for registration thereof or any registrations thereof in any jurisdiction by Licensor or (ii) contest the fact that Licensee’s rights under this Agreement shall terminate upon termination of this Agreement within the Territory.

ARTICLE 6
WARRANTIES AND LITIGATION

6.1  Warranty

Licensor represents to Licensee that (i) Licensor has registered the ZOOM Marks as shown on Exhibit B; and (ii) to Licensor’s knowledge, no person is contesting the registrations as of the date hereof. As of the date hereof, Licensor is not engaged in the defense of any intellectual property infringement claim brought by any person alleging that any of the ZOOM Marks infringe upon another’s intellectual property.  Licensee accepts that it shall have no remedies against Licensor in the event that Licensee is prevented from using the ZOOM Marks or any part of them.

6.2  Conduct of Litigation

The conduct of any legal or other action, including any proceeding before any court or governmental authority, arising from any dispute with any third party concerning use of any of the ZOOM Marks or any similar name or mark (a “Relevant Action”) shall, within the Territory, at Licensor’s option (exercisable by written notice given by Licensor to Licensee at any time), be under the absolute control of Licensor even if:

(i)	Licensor may not be a party to such suit; or

(ii)	Licensee may be determined to be responsible for costs thereof.

In particular, without limitation, upon Licensor exercising its option Licensor shall have the sole power to conduct any Relevant Action and to determine whether and when any settlement or compromise should be made or paid in respect of any Relevant Action and Licensee shall not be entitled to conduct any Relevant Action or to make or pay any such settlement or compromise without the consent of Licensor.  Licensor shall have the sole power and absolute discretion to determine what action, if any, will be taken with respect to any unauthorized use, infringement or act of unfair competition by third parties to stop such use, infringement or act or otherwise to protect any of the ZOOM Marks. Licensee shall, at Licensor’s expense, cooperate with Licensor with respect to any Relevant Action, and if requested by Licensor, Licensee will join with Licensor as a party to any action brought by Licensor for such purpose at Licensor’s expense. Any recovery as a result of such action shall belong solely to Licensor and Licensee shall account to Licensor in respect of any amounts received by it as a result thereof, except to the extent necessary for Licensee to reimburse itself for actual, reasonably incurred out-of-pocket expenses incurred by Licensee in the conduct of such action at Licensor’s request and substantiated by written evidence provided to Licensor.

ARTICLE 7
TERMINATION
7.1  Termination by Licensor

If at any time:
(i)
Licensee breaches any material provision of this Agreement and, in the case of a breach which is capable of remedy, such breach is not remedied within ninety (90) days of the date of service upon Licensee of a notice given by Licensor requiring that it be remedied, or if such breach is capable of remedy but cannot reasonably be remedied or cured within such ninety (90)-day period, and Licensee fails to commence such remedy or cure within such ninety (90)-day period or at any time thereafter fails diligently to prosecute such remedy or cure to completion;

(ii)
the performance by Licensor or Licensee of any of their respective material obligations under this Agreement shall be illegal under Applicable Laws or under the laws of the jurisdiction in which Licensor and Licensee are incorporated or formed or the laws of any jurisdiction where Licensor carries on business or holds assets; or

(iii)
an effective resolution is passed, or an effective order made by a court of competent jurisdiction, for the dissolution, liquidation or winding up of Licensee or any event having similar consequences occurs in any jurisdiction in which a material part of its assets is held;

such occurrences shall be defaults under this Agreement (other than clause (ii) above) and Licensor may, by not less than ninety (90) days’ notice, terminate this Agreement with effect from the expiration of such notice.

7.2  Termination by Licensee

If at any time:
(i)
Licensor breaches any material provision of this Agreement and, in the case of a breach which is capable of remedy, such breach is not remedied within ninety (90) days of the date of service upon Licensor of a notice given by Licensee, or if such breach cannot reasonably be remedied or cured within such ninety (90)-day period, Licensor fails to commence such remedy or cure within such ninety (90)-day period or at any time thereafter fails diligently to prosecute such remedy or cure to completion;

(ii)	the performance by Licensor or by Licensee of any of their respective obligations shall be illegal under Applicable Laws; or

(iii)
an effective resolution shall be passed, or an effective order made by a court of competent jurisdiction, for the dissolution, liquidation or winding up of Licensor or any event having similar consequences occurs in any jurisdiction in which a material part of its assets is held, or a receiver or similar officer is appointed of any material part of its assets, or Licensor becomes insolvent or is unable to pay its debts as they fall due or suspends payment of its debts or enters into any composition or arrangement for the benefit of its creditors;

such occurrences shall be defaults under this Agreement (other than clause (ii) above) and Licensee may, by ninety (90) days’ notice in writing (or immediately in the case of clause (iii) where Licensor is insolvent or unable to pay its debts or suspends payment of its debts), terminate this Agreement with effect from the expiration of such notice.

7.3  Termination Provisions Considered Independently

Each paragraph of Sections 8.1 and 8.2 hereof shall be construed independently and shall be without prejudice to the generality of any other paragraph thereof.

7.4  Non-Exclusive Remedies

To the extent that the event which gives rise to a termination of this Agreement pursuant to this Article 8 is due to a breach hereof by the non-terminating party, the rights of the terminating party granted under this Article 7 shall be in addition to, and not in substitution for or limitation of, any and all rights and remedies available by reason of Applicable Laws or equity to the party exercising the rights granted under this Article 7; and the terminating party shall be entitled to damages under each terminated agreement as if the breach under this Agreement were a breach thereunder.

ARTICLE 8
EFFECT OF TERMINATION
8.1  Effect of Termination

Upon the termination of this Agreement pursuant to Article 7 hereof (or otherwise), Licensee shall forthwith discontinue all use of any of the ZOOM Marks and any variation or simulation thereof, or any mark, name, logo or design similar to any of the ZOOM Marks, or any other proprietary rights related thereto and shall forthwith cease to use (and shall upon request deliver up to Licensor or destroy on oath) any business materials, advertising or promotional materials, operating supplies or equipment bearing any of the ZOOM Marks, any variation or simulation thereof, or any mark, name logo or design similar to any of the ZOOM Marks.  Upon such termination, Licensee hereby irrevocably releases and disclaims any right or interest in or to any and all of the ZOOM Marks and proprietary rights related thereto, and Licensee agrees that all rights in the ZOOM Marks, proprietary rights related thereto and goodwill connected therewith remain the property of Licensor. Licensee shall be permitted for a period of ninety (90) days from the date of termination to use or sell inventory, operating supplies or equipment bearing any of the ZOOM Marks, any variation or simulation thereof, or any mark, name, logo or design similar to any of the ZOOM Marks, only in connection with the Licensed Goods and Services, but not otherwise or thereafter and provided that such use is at all times consistent with Section 3.1.

8.2  Reservation of Remedies

Notwithstanding any termination of this Agreement pursuant to Article 8 hereof or otherwise, unless otherwise expressly excluded, Licensee and Licensor shall have, and hereby reserve, all of the rights and remedies which they may have, at law or in equity, including, but not limited to, the enforcement of all rights relating to the establishment, maintenance or protection of any of the ZOOM Marks or otherwise relating to this Agreement.  Licensee and Licensor shall continue to have rights and remedies with respect to damages for breach of this Agreement on the part of the other party.  The provisions of Articles 1, 3, 5, 6, 8 and 11 hereof shall survive any termination of this Agreement.

ARTICLE 9
EQUITABLE RELIEF

Licensee acknowledges that Licensor will suffer great and irreparable harm as a result of its breach of any covenant to be performed by Licensee under this Agreement (including, without limitation, any negative covenant), and, whether such breach occurs before or after the termination of this Agreement. Licensee acknowledges that Licensor shall be entitled to apply for and receive from any court of competent jurisdiction a temporary restraining order, preliminary injunction or permanent injunction, without any necessity of proving actual damages or any requirement for the posting of a bond or other security, enjoining Licensee from further breach of this Agreement, including, without limitation, any further infringement or impairment of Licensor’s rights including, without limitation, further infringement or impairment of Licensor’s rights in and to any of the ZOOM Marks. Such relief shall be in addition to and not in substitution of any other remedies available to the aggrieved party pursuant to this Agreement or by operation of law or otherwise.

ARTICLE 10
ASSIGNMENT AND TRANSFER

The rights and powers of Licensor and Licensee under this Agreement shall not be assignable or otherwise transferrable without the prior written consent of the other Party.  In particular, the license granted herein is strictly personal to Licensee and none of the rights granted to Licensee hereunder may be assigned, transferred or sub-licensed by Licensee to any Person without the prior written consent of Licensor. Such consent may be given or withheld in the absolute discretion of Licensor and Licensor shall not be obliged to give any reason for its decision.  Notwithstanding the foregoing, Licensor acknowledges and agrees that, subject to the terms and conditions of this Agreement, Licensee has the right to assign, transfer or sub-license its rights under this Agreement to any of its subsidiaries and/or affiliates. If Licensee attempts to assign transfer or grant a sub-license in violation of the terms hereof, Licensor may (as a non-exclusive remedy) by notice to Licensee immediately terminate the rights, licenses and privileges granted hereunder to Licensee.

ARTICLE 11
MISCELLANEOUS

11.1  Confidentiality of Information

Neither of the parties shall at any time, whether before or after the termination of this Agreement, use or communicate to any Person (other than in the course of the proper performance of its duties hereunder, or to appropriate professional advisors, attorneys, accountants and consultants, or as required by Applicable Laws or by the law of the jurisdiction where such party is incorporated or organized, carries on business or holds any assets, or pursuant to a valid subpoena or court order or by the applicable regulations of any stock exchange) any trade secrets or confidential information of the other party identified as “confidential” by such party which it may receive during the Term.  This Section 11.1 shall survive the termination of this Agreement.

11.2  Right to Make Agreement

Each party represents and warrants that it has full power and authority to execute and deliver this Agreement and that neither the execution nor the delivery of this Agreement, nor the finalization of the transactions contemplated hereby shall violate any provision of existing law or any existing judgment, injunction, writ, order or decree of any court or governmental authorities or other authority having jurisdiction over it, or will result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound, or shall require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken.

11.3  No Waiver

The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect.  No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such Party.

11.4  Severability

If any portion of this Agreement shall be declared invalid by order, decree or judgment of a court of competent jurisdiction, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would constitute a substantial deviation from the general intent and purpose of the Parties as reflected in this Agreement.

11.5  Further Assurances

The Parties shall take any actions including, without limitation, execute any further documentation necessary to make this Agreement, or to confirm that this Agreement is, fully and legally effective, binding and enforceable as between them and as against third parties, and to enable the Parties to perfect their rights.

11.6  Entire Agreement

This Agreement and the Exhibits referred to herein constitute the entire agreement between the Parties relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written. Each Party confirms to the other Party that in entering into this Agreement it has not relied on any statement, warranty or other representation made or information supplied, by or on behalf of the other Party. Any change, modification or amendment of this Agreement shall be in writing and signed by the Party against whom enforcement is sought.

11.7  Notices

All notices, statements, demands, requirements or other communications and documents required or permitted to be given, served or delivered to any Party under this Agreement (a “Communication”) shall be in writing in the English language and shall be either (1) delivered by hand (including, without limitation, delivery by courier) or sent by prepaid certified or registered mail (airmail in the case of all international Communications), with return receipt requested, to that Party at its address stated below, or (2) sent by electronic mail to the Person and email address identified below (and in all cases under this subparagraph (2) a copy shall also be dispatched immediately by prepaid certified or registered mail or by courier or by hand delivery to the addressee), or to such other Person and address as that Party may from time-to-time have notified the other Party as being its representative Person and address for the purposes of this Agreement to the exclusion of all previously applicable Persons and/or addresses. A Communication once given, served or delivered shall be irrevocable without the consent of the recipient which may be given or withheld in its absolute discretion. A Communication shall be deemed to have been given served or delivered:

(i)
if delivered by hand, upon delivery (including, without limitation, delivery by courier) on the date of the delivery (and in the case of delivery by courier as evidenced by the signed receipt obtained by the courier service upon delivery);

(ii)	if sent by mail, upon proof of receipt or refusal; and

(iii)
if sent by electronic mail, the date of transmission if during business hours in the place of its receipt or, if it is not, the next succeeding Business Day in the place of its receipt, subject to its having in fact been received; if the electronic mail is not received, then the date of receipt of the paper copy transmitted to the recipient shall control.

The addresses of the parties are as follows, until changed by notice:

Licensee:
Jiangsu Leimone Electronics Co., Ltd.
Zongyi Digital City,
Tushannan village, Tongzhou City,
Jiangsu Province 226376, People’s Republic of China

Licensor:
Zoom Telephonics, Inc.
207 South Street
Boston, Massachusetts 02111
Attn:  Frank Manning
Email:  frankm@zoom.com

with a copy to:

John L. DuPre’
Hamilton, Brook, Smith & Reynolds, P.C.
530 Virginia Road, P.O Box 9133
Concord, Massachusetts  01742
Email:  john.dupre@hbsr.com

11.8  Multiple Counterparts

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one (1) and the same agreement.  This Agreement may be executed using signature pages sent by electronic mail where the Party using such signature pages represents that the electronically transmitted page is a true and accurate copy of an original execution page.

11.9  Binding on Successors and Assigns

This Agreement shall benefit and be binding upon the Parties hereto and their respective successors and assigns.

11.10  Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

11.11  Jurisdiction and Venue

Each Party hereby irrevocably submits to the exclusive jurisdiction of the courts in the State of Delaware.

IN WITNESS WHEREOF, this Agreement has been duly executed on the date first above written.

LICENSOR: ZOOM TELEPHONICS, INC.

By:	/s/ Frank B. Manning
Frank Manning
Chairman and President
Address: 207 South Street, Boston, Massachusetts 02111, USA

LICENSEE: JIANGSU LEIMONE ELECTRONICS COMPANY, LTD.

By:	/s/ Lei Gu
Lei Gu
Chairman
Address:Zongyi Digital City, Tushannan village, Tongzhou City, Jiangsu Province 226376 People’s Republic of China

EXHIBIT A
LICENSED GOODS AND SERVICES

LICENSED GOODS AND SERVICES

MARK:       ZOOM

TERRITORY:  Worldwide (Except People’s Republic of China)

GOODS:  Mobile phones (excluding cordless landline phones); Accessories for using mobile phones (excluding cordless landline phones), such as chargers, carrying cases and antennas

SERVICES:  All retail sales, repair and maintenance of the above-mentioned Goods

MARK:  HAYES (word and design)

TERRITORY:  Greater China, including the People’s Republic of China, Hong Kong, Taiwan and Macau

GOODS:  Mobile phones (excluding cordless landline phones); Accessories for using mobile phones (excluding cordless landline phones), such as chargers, carrying cases and antennas, infrastructure equipment for mobile phone operators; Software for mobile phones (e.g. ring tones, wallpaper, etc.); Global Positioning System (GPS) device; 2-way radios; Mobile television

SERVICES:    All retail sales, repair and maintenance of the above-mentioned Goods

EXHIBIT B
ZOOM MARKS

ZOOM MARKS

Country	Mark	Class	Ser. No./ Reg. No.	Status
United States	ZOOM	9	74/399,844 / 1,892,967	Registered
United States	ZOOM	9	75/099,664 / 2,380,110	Registered
United States	ZOOM	9	75/684,799 / 2,675,838	Registered
United States	ZOOM	35	75/982,358 / 2,784,568	Registered
United States	ZOOM	9 & 38	75/687,137 / 2,891,467	Registered
United States	ZOOM (Internet Services)	30	77/800,462	Allowed
United States	HAYES	9	73/409,401 / 1,300,248	Registered
United States	HAYES & H LOGO	9	73/319,703 / 1,197,778	Registered
Benelux	ZOOM	9	807660 / 544969	Registered
Brazil	H LOGO & HAYES	9	813767865 / 813767865	Registered
Canada	HAYES		503,195 / 309,698	Registered
Canada	H LOGO		503,194 / 289,338	Registered
China (PRC)	H LOGO & HAYES	9	- / 264789	Registered
Colombia	H LOGO & HAYES	9	92239312 / 126800	Registered
European Community	ZOOM	9	001174929 / 001174929	Registered
European Community	ZOOM (Expanded)	9 & 38	006694129 /	Pending
European Community	H LOGO & HAYES	9	1213859 / 1213859	Registered

Country	Mark	Class	Ser. No./ Reg. No.	Status
Germany	ZOOM	9	Z116209WZ/ 2,911,941	Registered
Hong Kong	ZOOM	3	199908332 / 2007B00096	Registered
Hong Kong	ZOOM	38	199908334 / 2000B13533	Registered
Hong Kong	H LOGO & HAYES	9	21231986 / 2160B1988	Registered
Japan	H LOGO & HAYES	9	S59-065964 / 1949940	Registered
Israel	ZOOM	9, 35 & 38	183180 / 183180	Registered
Saudi Arabia	ZOOM	9	76712 / 668/52	Registered
Saudi Arabia	HAYES	9	00 / 135/40	Registered
Singapore	H LOGO & HAYES	9	T93/07421G / T93/07421G	Registered
South Africa	H LOGO & HAYES		B84-3597 / B84/3597	Registered
Taiwan	HAYES		- / 732277	Registered
Turkey	ZOOM (Expanded)	9	2006/02257 /	Pending
Turkey	ZOOM (Expanded)	38	2006/02257 / 200602257	Registered
Turkey	ZOOM	9	2009/61933	Pending
United Kingdom	ZOOM	9	1,540,732 / 1,540,732	Registered

Exhibit C

Tianjin Tong Guang License